UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)January 10, 2014

PATRIOT MINEFINDERS INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53848	30-0692325
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

700 - 510 West Hastings Street, Vancouver, British Columbia, Canada	V6B 1L8
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (604) 687 7130

N/A
(Former name or former address, changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the exchange Act (17 CFR 240.13e -4)

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01 Entry into a Definitive Agreement

Patriot Minefinders Inc. (OTCBB: PROF) reports that the expiration date of the Letter of Intent described in Patriot News Release dated November 12, 2013 has been reached. Despite this, in recent weeks, Patriot has arranged the advance, from various parties, of approximately CAD $52,000 (interest free, with a demand in place to be returned in the event of deal non-completion) directly to Wundr Software for Wundr's general working capital purposes . Patriot has been ready, willing and able to complete its obligations described within the LOI and is working to ensure the company's rights are upheld going forward despite the termination of the LOI period. Further to the original LOI, Patriot has received approval from the major creditors of Patriot to forgive the debt that exists within the public company for no consideration but in an attempt to remove a barrier to deal completion. Further, the $52,000 advanced to Wundr for working capital, as described above, has not been returned.

The ePublishing industry is a large and growing industry, with growth coming from increased consumer demand and awareness of electronic content options.

Item 7.01 Regulation FD Disclosure

The Registrant issued a news release filed herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

99. 1 News Release dated January 10, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATRIOT MINEFINDERS INC.

/s/ Fred Tejada
Fred Tejada
CEO

Date: January 10, 2014